195 Church Street NewHaven, CT 06510 www.newalliancebank.com

PRESS RELEASE
Contact: Denis M. Horrigan Vice President & Director of Marketing Trust Company of Connecticut 860 293 4144

Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Completes Acquisition of Trust Company of Connecticut

New Haven, CT - June 30, 2005 - NewAlliance Bancshares, Inc. (NYSE: NAL), completed its acquisition of Trust Company of Connecticut today, effective tomorrow, July 1.

“Trust Company of Connecticut brings an excellent reputation for service that complements our own Wealth Management area and expands our client base in the Greater Hartford area and throughout central Connecticut,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance. “We are pleased to have their staff as part of the NewAlliance team now.”

NewAlliance Bancshares is the holding company of NewAlliance Bank, which is headquartered in New Haven and has 64 branches in five counties in Connecticut. Trust Company of Connecticut was established in 1992 to provide trust, investment management and other fiduciary services to both individuals and institutions. It will maintain its current offices at 100 Pearl Street in Hartford. The Bank also recently announced that it will open a branch in the Parkville section of Hartford later this year.

Trust Company of Connecticut will keep its name and operate as a separate trust division of NewAlliance, and the Bank’s Trust Group will adopt the name Trust Company of Connecticut as well. Nancy G. Dean, President of Trust Company of Connecticut, will become President of the trust division and Senior Vice President of NewAlliance Bank, and Chairman David B. Payne will become Chairman of a Trust Advisory Board to the trust division.

“We see this combination as a wonderful opportunity for us,” said President Nancy G. Dean. “We have built our business on our expertise and with the personal relationship we have with each of our clients. We can now expand our geographic reach through the NewAlliance Wealth Management team that adheres to the same value of personal service that we do.”

At the end of 2004, Trust Company of Connecticut had over $700 million in assets under management. Combined with the Bank’s trust division, there is now over $1 billion in assets under management.

NewAlliance Bank was formed in April 2004 through the merger of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. On March 31, 2005, the Bank had assets of $6.5 billion and deposits of $3.7 billion. NewAlliance is the third largest banking institution headquartered in the state. NewAlliance recently announced another pending acquisition, Cornerstone Bancorp, Inc., headquartered in Stamford, CT. Further information can be found on the Company’s website at www.newalliancebank.com.